MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., May 4, 2009 – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $116,000 for the three months ended March 31, 2009, compared to $170,000 for the quarter ended March 31, 2008, representing a decrease of $54,000 or 31.8%. For the nine months ended March 31, 2009, the Company reported net income of $420,000, compared to net income of $530,000 for the nine month period ended March 31, 2008, a decrease of $110,000 or 20.8%. Both reporting periods reflect increases in the provision for loan losses and FDIC insurance expense. Compensation expense also increased for both the three and nine months ended March 31, 2009, compared to the same periods in 2008 primarily as a result of the implementation of a stock option plan in May 2008. In addition, the nine month period ended March 31, 2009 reflects expenses associated with the opening of the Bank’s new Bernardsville location in late summer 2008 and an unrealized loss of $66,000 on the Bank’s trading securities portfolio.

Net interest income for the three and nine months ended March 31, 2009 increased to $2.2 million and $6.5 million, respectively, from $1.9 million and $5.6 million for the three and nine months ended March 31, 2008. For the three months ended March 31, 2009, the yield on interest earning assets was 5.37%, a decrease of 62 basis points when compared to the same period in 2008. For the nine months ended March 31, 2009, the yield on interest earning assets was 5.54%, a decrease of 54 basis points when compared to the same period in 2008. Correspondingly, the rate on interest-bearing liabilities for the three months ended March 31, 2009 was 2.80%, a decrease of 94 basis points when compared to the same period in 2008. For the nine months ended March 31, 2009, the rate on interest-bearing liabilities was 3.03%, a decrease of 85 basis points when compared to the same period in 2008. The net interest margin increased to 2.85% for the three months ended March 31, 2009, compared to 2.75% for the three months ended March 31, 2008, an increase of 10 basis points. The net interest margin increased to 2.88% for the nine months ended March 31, 2009, compared to 2.73% for the nine months ended March 31, 2008, an increase of 15 basis points. The reduction in interest-bearing liability rates, partially offset by a lesser reduction in interest-earning assets yields, resulted in the higher levels of net interest income and net interest margin.

The loan loss provision for the three and nine months ended March 31, 2009 was $91,000 and $223,000 respectively, compared to $40,000 and $95,000 for the same periods ended March 31, 2008. The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision was increased primarily due to growth in the loan portfolio, increased non-performing loans and local economic conditions.

Non-interest income for the quarter ended March 31, 2009 totaled $104,000, a decrease of $15,000 or 12.6% compared to the same period in 2008. For the nine months ended

March 31, 2009, non-interest income totaled $378,000, a decrease of $65,000, or 14.7%, when compared to the same period in 2008. The decrease for the three month period ended March 31, 2009, was primarily attributable to a decrease in fees and service charges, whereas, the decrease for the nine months ended March 31, 2009 was primarily attributable to unrealized losses in the trading security portfolio.

Non-interest expense was $2.0 million for the quarter ended March 31, 2009, an increase of 16.7% compared to $1.7 million for the three months ended March 31, 2008. For the nine months ended March 31, 2009, non-interest expense totaled $6.0 million, compared to $5.2 million for the nine months ended March 31, 2008, an increase of 15.5%. Salaries and benefits expense increased due to normal salary increases and the implementation of our stock option plan in May 2008. Occupancy, equipment, and advertising expense increased as the result of the Bank opening its Bernardsville branch location. Other expense increased primarily due to an increase in FDIC expense and other expenses associated with the new Bernardsville branch location.

Total assets increased to $349.9 million at March 31, 2009, from $308.1 million at June 30, 2008 due primarily to an increase of $23.3 million in cash and cash equivalents and an increase of $13.8 million in loans receivable, net. Deposits were $269.4 million at March 31, 2009, compared to $225.4 million at June 30, 2008. FHLB advances were $36.4 million at March 31, 2009, as compared to $37.1 million at June 30, 2008. Stockholders’ equity was $41.7 million at March 31, 2009, as compared to $43.4 million at June 30, 2008. The decrease in stockholders’ equity is primarily due to share repurchases under the Company’s stock repurchase plan.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP

(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:

	(Unaudited)
	At March 31,	At June 30,
	2009	2008

Total assets	$349,943	$308,058

Cash and cash equivalents	28,018	4,695

Loans receivable, net	268,118	254,290

Securities held to maturity	32,865	28,743

Deposits	269,385	225,371

Federal Home Loan Bank advances	36,433	37,068

Total stockholders' equity	41,698	43,396

Summary of Operations:

	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Total interest income	$12,478	$12,478	$4,140	$4,176

Total interest expense	6,003	6,866	1,940	2,258

Net interest income	6,475	5,612	2,200	1,918

Provision for loan losses	223	95	91	40

Net interest income after provision
for loan losses	6,252	5,517	2,109	1,878

Noninterest income	378	443	104	119

Noninterest expense	5,952	5,154	2,026	1,736

Income before taxes	678	806	187	261

Income tax provision	258	276	71	91

Net income	$420	$530	$116	$170

Net income per common share:

basic and diluted	$0.09	$0.10	$0.02	$0.03

Weighted average number of shares of common stock	4,973,740	5,431,905	4,880,155	5,435,314
Outstanding

Performance Ratios:

	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Return on average assets (ratio of net income
to average total assets)	0.17%	0.24%	0.14%	0.23%

Return on average equity (ratio of net income
to average equity)	1.32	1.61	1.11	1.55

Net interest rate spread	2.51	2.20	2.57	2.25

Net interest margin on average interest-earning
assets	2.88	2.73	2.85	2.75

Average interest-earning assets to average
interest-bearing liabilities	113.58	115.99	111.31	115.59

Operating expense ratio (noninterest expenses
To average total assets)	2.48	2.37	2.45	2.35

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	86.85	85.12	87.93	85.22

	(Unaudited)
	At or For the
	Nine Months Ended,
	March 31,	March 31,
	2009	2008
Asset Quality Ratios:

Non—performing loans to total loans	3.02%	1.51%

Non—performing assets to total assets	2.38	1.27

Net charge—offs to average loans outstanding	0.00	0.00

Allowance for loan losses to non—performing loans	15.01	26.70

Allowance for loan losses to total loans	0.45	0.40

Capital Ratios:

Equity to total assets at end of period	11.92%	14.42

Average equity to average assets	13.20	15.08

Number of Offices	5	4